UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 2, 2015

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On November 2, 2015 - PetroQuest Energy, Inc. (the "Company") announced results for the third quarter of 2015. The following are balance sheet highlights as of September 30, 2015:

•	$159 million of cash

•	Undrawn bank credit facility
The Company is currently evaluating refinancing and deleveraging options with respect to the $350 million of senior notes due 2017 (the "Notes").  Options include using cash to redeem a portion of the Notes at market prices, exchanging a portion of the Notes for secured second lien notes to extend the maturity date or using various combinations of cash and secured second lien notes to reduce indebtedness under the Notes and extend the debt maturity schedule. In addition, the Company is evaluating new sources of debt capital that could be combined with existing cash to redeem all or a portion of the Notes and extend the debt maturity schedule.
The Company reported a net loss to common stockholders for the quarter ended September 30, 2015 of $51,910,000, or $0.80 per share, compared to third quarter 2014 net income available to common stockholders of $4,671,000, or $0.07 per share. For the first nine months of 2015, the Company reported a net loss to common stockholders of $235,233,000, or $3.62 per share, compared to net income available to common stockholders of $24,306,000, or $0.37 per share, for the 2014 period. The net losses for the 2015 periods included non-cash ceiling test write-downs totaling $40,212,000 and $214,618,000 during the third quarter of 2015 and first nine months of 2015, respectively.
Discretionary cash flow for the third quarter of 2015 was $4,990,000, as compared to $30,438,000 for the comparable 2014 period. Net cash flow provided by operating activities totaled $18,353,000 and $23,117,000 during the third quarters of 2015 and 2014, respectively. For the first nine months of 2015, discretionary cash flow was $22,853,000, as compared to discretionary cash flow of $100,079,000, for the first nine months of 2014. Net cash flow provided by operating activities totaled $23,979,000 and $125,861,000 during the first nine months of 2015 and 2014, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the third quarter of 2015 was 7.4 Bcfe, compared to 11.6 Bcfe for the comparable period of 2014. For the first nine months of 2015, production was 27.5 Bcfe, compared to 32.1 Bcfe for the comparable period of 2014. The reduction in production volumes during the 2015 periods is primarily attributable to the sale of the Company's Arkoma assets in June 2015.
Stated on an Mcfe basis, unit prices including the effects of hedges for the third quarter of 2015 were $3.62 per Mcfe, as compared to $4.88 per Mcfe in the third quarter of 2014. For the first nine months of 2015, unit prices including the effects of hedges, were $3.38 per Mcfe, as compared to $5.52 per Mcfe for the first nine months of 2014.
Oil and gas sales during the third quarter of 2015 were $26,872,000, as compared to $56,486,000 in the third quarter of 2014. For the first nine months of 2015, oil and gas sales were $92,873,000 compared to oil and gas sales of $177,033,000 for the first nine months of 2014.
Lease operating expenses (“LOE”) for the third quarter of 2015 decreased to $10,070,000, as compared to $13,019,000 in the third quarter of 2014. LOE per Mcfe was $1.35 for the third quarter of 2015, as compared to $1.13 in the third quarter of 2014. Per unit lease operating expenses increased during the 2015 quarter as result of the Oklahoma sale, which included gas properties which typically have lower per unit operating costs. LOE per Mcfe was $1.17 for the first nine months of 2015, as compared to $1.17 in the comparable period of 2014.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2015 was $1.79 per Mcfe, as compared to $1.89 per Mcfe in the third quarter of 2014. For the first nine months of 2015, DD&A on oil and gas properties was $1.88 per Mcfe compared to $1.98 per Mcfe for the comparable period of 2014. The decrease in the per unit DD&A rate during the 2015 periods is primarily the result of the 2015 non-cash ceiling test write-downs totaling $214,618,000.

Interest expense for the third quarter of 2015 increased to $8,526,000, as compared to $7,050,000 in the third quarter of 2014. For the first nine months of 2015, interest expense was $24,996,000, compared to $22,066,000 for the comparable period of 2014. During the three and nine month periods ended September 30, 2015, capitalized interest totaled $724,000 and $4,100,000, respectively, as compared to $2,704,007 and $7,327,000, respectively, during the 2014 periods. The increase in interest expense during the 2015 periods was the result of lower capitalized interest on the Company's reduced unevaluated property balance. The decline in the Company's unevaluated properties was the result of the Arkoma sale in June 2015.
General and administrative expenses during the quarter and nine months ended September 30, 2015 totaled $4,686,000 and $16,544,000, respectively, as compared to expenses of $6,319,000 and $19,028,000 during the comparable 2014 periods. Capitalized general and administrative costs during the quarter ended September 30, 2015 totaled $1,926,000, as compared to $3,362,000 during the comparable 2014 period. The decrease in general and administrative expenses during the nine months ended September 30, 2015 is primarily due to lower employee related costs.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and nine month periods ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Production:
Oil (Bbls)	123,102	170,014	421,539	642,511
Gas (Mcf)	5,395,789	8,153,145	20,478,563	23,033,254
Ngl (Mcfe)	1,297,566	2,397,236	4,458,392	5,186,794
Total Production (Mcfe)	7,431,967	11,570,465	27,466,189	32,075,114
Avg. Daily Production (Mmcfe/d)	80.8	125.8	100.2	117.1
Sales:
Total oil sales	$6,073,709	$16,670,934	$21,613,942	$64,279,648
Total gas sales	17,737,112	29,109,608	59,314,437	87,469,799
Total ngl sales	3,060,948	10,705,208	11,944,564	25,283,882
Total oil and gas sales	$26,871,769	$56,485,750	$92,872,943	$177,033,329
Average sales prices:
Oil (per Bbl)	$49.34	$98.06	$51.27	$100.04
Gas (per Mcf)	3.29	3.57	2.90	3.80
Ngl (per Mcfe)	2.36	4.47	2.68	4.87
Per Mcfe	3.62	4.88	3.38	5.52

The above sales and average sales prices include increases (decreases) to revenue related to the settlement of gas hedges of $3,603,000 and $337,000, oil hedges of $299,000 and ($125,000) and Ngl hedges of $191,000 and $28,000 for the three months ended September 30, 2015 and 2014, respectively.  The above sales and average sales prices include increase (decreases) to revenue related to the settlement of gas hedges of $10,108,000 and ($4,802,000), oil hedges of $38,000  and ($1,231,000), and Ngl hedges of $348,000 and $28,000 for the nine months ended September 30, 2015 and 2014, respectively.
The following provides guidance for the fourth quarter of 2015:
Due to an incident that occurred at a downstream third party production facility in Terrebonne Parish, Louisiana on October 8, 2015, the Company currently has five Gulf Coast fields shut-in.  The timing of the restart of the production facility is currently unknown. Therefore, the Company’s fourth quarter 2015 production guidance assumes the facility will not be operational for the remainder of the fourth quarter resulting in an approximately 5 MMcfe/d (36% oil) impact on forecasted production volumes.

Guidance for
Description	4th Quarter 2015

Production volumes (MMcfe/d)	67 - 73

Percent Gas	75%
Percent Oil	9%
Percent NGL	16%

Expenses:
Lease operating expenses (per Mcfe)	$1.30 - $1.40
Production taxes (per Mcfe)	$0.06 - $0.10
Depreciation, depletion and amortization (per Mcfe)	$1.60 - $1.70
General and administrative (in millions)*	$5.0- $5.5
Interest expense (in millions)	$8.4 - $8.8

* Includes non-cash stock compensation estimate of approximately $1.0 million

Operations Update
In East Texas, the Company recently resumed its 2015 horizontal Cotton Valley drilling program and is currently drilling the vertical section of its PQ #19 horizontal Cotton Valley well (WI-75%).  The Company will evaluate drilling plans beyond PQ #19 on a well by well basis dependent upon prevailing market conditions.

In the Gulf Coast, the Company's Thunder Bayou well is currently flowing at approximately 40 MMcfe/d (NRI -37%) and its production profile continues to perform in-line with the Company's original estimate. In addition, the Company expects to recomplete into the upper section of the Cris R-2 formation (154 net feet of pay) during the first half of 2016. The Company expects this recompletion to significantly increase the well's current production rate and is forecasted to cost approximately $800,000 (WI-50%).

In Oklahoma, the Company commenced production from eight new horizontal Woodford wells in its East Hoss field related to its dry gas joint venture. These wells (avg NRI - 11%) achieved an average maximum 24 hour gross rate of approximately 5,200 Mcf of gas. In addition, the Company recently commenced completion operations on three new wells and has one rig running in the East Hoss field to finish the 38 well pilot program during the fourth quarter of 2015.

Management Statement
"Despite a challenging commodity price environment, we believe we have the assets, experience and liquidity in place to bridge us to the other side of this downturn," said Charles T. Goodson, Chairman, Chief Executive Officer and President. "As always, we plan to remain flexible to adjust to changes in market conditions recognizing that with a modest internally funded capital spend next year in the Cotton Valley and our recompletion at Thunder Bayou, we have the ability to grow the Company during 2016."

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market, our ability to reduce leverage or refinance our senior notes due 2017, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures or divestitures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$158,572	$18,243
Revenue receivable	8,667	16,485
Joint interest billing receivable	28,699	46,778
Derivative asset	5,659	8,631
Other current assets	6,936	6,413
Total current assets	208,533	96,550
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,285,971	2,222,753
Unevaluated oil and gas properties	28,524	109,119
Accumulated depreciation, depletion and amortization	(1,095,002)	(1,648,060)
Oil and gas properties, net	219,493	683,812
Other property and equipment	15,383	14,953
Accumulated depreciation of other property and equipment	(11,367)	(10,313)
Total property and equipment	223,509	688,452
Other assets, net of accumulated depreciation and amortization of $9,514 and $7,847, respectively	4,929	5,893
Total assets	$436,971	$790,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$67,265	$102,954
Advances from co-owners	24,850	12,819
Oil and gas revenue payable	28,800	22,333
Accrued interest and preferred stock dividend	4,056	12,764
Asset retirement obligation	5,378	2,756
Accrued acquisition cost	4,790	17,690
Other accrued liabilities	4,300	5,394
Total current liabilities	139,439	176,710
Bank debt	—	75,000
10% Senior Notes	350,000	350,000
Asset retirement obligation	43,217	52,214
Other long-term liability	396	62
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 65,068 and 64,721 shares, respectively	65	65
Paid-in capital	290,066	285,957
Accumulated other comprehensive income	3,554	5,420
Accumulated deficit	(389,767)	(154,534)
Total stockholders’ equity (deficit)	(96,081)	136,909
Total liabilities and stockholders’ equity (deficit)	$436,971	$790,895

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Oil and gas sales	$26,872	$56,486	$92,873	$177,033
Expenses:
Lease operating expenses	10,070	13,019	32,163	37,445
Production taxes	399	1,709	2,303	4,678
Depreciation, depletion and amortization	13,687	22,294	52,686	64,424
Ceiling test write-down	40,212	—	214,618	—
General and administrative	4,686	6,319	16,544	19,028
Accretion of asset retirement obligation	825	724	2,507	2,223
Interest expense	8,526	7,050	24,996	22,066
	78,405	51,115	345,817	149,864
Gain on sale of oil and gas properties	828	—	22,359	—
Other income	88	198	285	602
Income (loss) from operations	(50,617)	5,569	(230,300)	27,771
Income tax expense (benefit)	6	(389)	1,079	(389)
Net income (loss)	(50,623)	5,958	(231,379)	28,160
Preferred stock dividend	1,287	1,287	3,854	3,854
Income (loss) available to common stockholders	$(51,910)	$4,671	$(235,233)	$24,306
Earnings per common share:
Basic
Net income (loss) per share	$(0.80)	$0.07	$(3.62)	$0.37
Diluted
Net income (loss) per share	$(0.80)	$0.07	$(3.62)	$0.37
Weighted average number of common shares:
Basic	65,035	64,265	64,901	64,073
Diluted	65,035	64,352	64,901	64,128

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(231,379)	$28,160
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	1,079	(389)
Depreciation, depletion and amortization	52,686	64,424
Ceiling test writedown	214,618	—
Accretion of asset retirement obligation	2,507	2,223
Share-based compensation expense	4,022	4,025
Amortization costs and other	1,679	1,636
Payments to settle asset retirement obligations	(1,826)	(2,902)
Gain on sale of oil and gas properties	(22,359)	—
Changes in working capital accounts:
Revenue receivable	7,818	2,353
Joint interest billing receivable	20,147	1,279
Accounts payable and accrued liabilities	(36,630)	6,561
Advances from co-owners	12,031	15,881
Other	(414)	2,610
Net cash provided by operating activities	23,979	125,861
Cash flows provided by (used in) investing activities:
Investment in oil and gas properties	(75,818)	(133,048)
Investment in other property and equipment	(430)	(860)
Sale of oil and gas properties	271,891	10,204
Net cash provided by (used in) investing activities	195,643	(123,704)
Cash flows used in financing activities:
Net payments for share based compensation	422	651
Deferred financing costs	(861)	(204)
Payment of preferred stock dividend	(3,854)	(3,854)
Proceeds from bank borrowings	70,000	10,000
Repayment of bank borrowings	(145,000)	(12,500)
Net cash used in financing activities	(79,293)	(5,907)
Net increase (decrease) in cash and cash equivalents	140,329	(3,750)
Cash and cash equivalents, beginning of period	18,243	9,153
Cash and cash equivalents, end of period	$158,572	$5,403
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Interest	$36,137	$36,606
Income taxes (refunds)	$(26)	$132

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss)	$(50,623)	$5,958	$(231,379)	$28,160
Reconciling items:
Deferred tax expense (benefit)	6	(389)	1,079	(389)
Depreciation, depletion and amortization	13,687	22,294	52,686	64,424
Ceiling test writedown	40,212	—	214,618	—
Gain on Asset Sale	(828)	—	(22,359)	—
Accretion of asset retirement obligation	825	724	2,507	2,223
Non-cash share based compensation expense	1,194	1,309	4,022	4,025
Amortization costs and other	517	542	1,679	1,636
Discretionary cash flow	4,990	30,438	22,853	100,079
Changes in working capital accounts	14,003	(5,568)	2,952	28,684
Settlement of asset retirement obligations	(640)	(1,753)	(1,826)	(2,902)
Net cash flow provided by operating activities	$18,353	$23,117	$23,979	$125,861

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 2, 2015
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer
(Authorized Officer and Principal
Financial Officer)